Exhibit 99.1

NEWS RELEASE for September 7, 2006

Contact: Dina Masi, CFO
         Integrated BioPharma, Inc
         888-319-6962
         d.masi@ibiopharma.com

                    INTEGRATED BIOPHARMA ANNOUNCES CLOSING OF
                     $15.0 MILLION REVOLVING CREDIT FACILITY

HILLSIDE, NEW JERSEY (September 7, 2006) - Integrated BioPharma, Inc. (AMEX:INB) announced today, the closing of a new $15.0 million revolving credit facility with Amalgamated Bank on September 1, 2006. INB initially utilized $5.0 million of the line to refinance its $4.5 million note to the Bank of America and other miscellaneous debt and obligations including the costs associated with securing the facility.

The facility is secured by accounts receivable, inventories and equipment and certain deposit accounts, and may be extended for up to one year at the lender's option.

E. Gerald Kay, Chief Executive Officer, stated, "We decided to establish this new, increased credit line principally to facilitate the growth of the nutraceutical business, which requires short-term funding of inventory increases and promotion and advertising expenses to generate increased sales and revenues shortly thereafter. The credit facility provides us with a flexible economic tool to assist us in managing our cash flows and to help us mitigate potential cash flow impediments to our planned growth."

About Integrated BioPharma Inc (INB)

Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.